Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-201472) of our report dated April 16, 2021 included in this Form 10-K, with respect to the consolidated financial statements of Twinlab Consolidated Holdings, Inc. and subsidiaries as of December 31, 2020 and 2019 and for the years then ended.

/s/ Tanner LLC

Lehi, Utah
April 16, 2021